Exhibit 5.1

Sills Cummis & Gross
A Professional Corporation
The Legal Center One Riverfront Plaza Newark, New Jersey 07102 Tel: (973) 643-7000 Fax (973) 643-6500

101 Park Avenue 28 Floor New York, NY 10178 Tel: (212) 643-7000 Fax (212) 643-6500
600 College Road East Princeton, NJ 08540 Tel: (609) 227-4600 Fax (609) 227-4646

June 23, 2016
UNIQUE FABRICATING, INC.
800 Standard Parkway
Auburn Hills, Michigan 48326

Re:	Unique Fabricating, Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Unique Fabricating, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) to effect registration under the Securities Action of 1933, as amended (the “Act”), with the Commission under the Act, of an additional 200,000 shares (the “Shares”) of the Company’s common stock, $.001 par value per share (“Common Stock”) issuable upon the vesting or exercise of awards to be granted by the Company pursuant to the Company’s 2014 Omnibus Performance Award Plan, pursuant to an amendment thereto increasing the number of shares of Common Stock reserved for issuance thereunder (the “2014 Plan”).
In rendering this opinion, we, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein.
Based on the foregoing, we are of the opinion that:
1.    The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
2.    The Shares are duly authorized and when issued and sold in accordance with the 2014 Plan and the applicable award agreements thereunder (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We are members of the Bar of the State of New Jersey and do not hold ourselves out as experts concerning, or qualified to render opinions with respect to, any laws other than the laws of the State of New Jersey, the federal laws of the United States and the General Corporation Law of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sills Cummis & Gross P.C

SILLS CUMMIS & GROSS P.C.